Exhibit 5.01

December 18, 2015

Dominovas Energy Corporation
Attn: Mr. Neal Allen, CEO
1170 Peachtree Street NE, 12th Floor.
Atlanta, GA 30309

Re:  Form S-1 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for Dominovas Energy Corporation (“Dominovas” or the “Company”) in connection with the registration of 35,000,000 shares of common stock of the Company (the “Offering Shares”) to be issued to GHS Investments, LLC, on the terms and conditions set forth in the Company’s registration statement on Form S-1 being filed with the United States Securities and Exchange Commission (the “Registration Statement”).

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1.  That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals;

2.  Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3.  That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the Registration Statement and various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances.  Also, in rendering this opinion, we have reviewed various statutes and judicial precedent as we have deemed relevant or necessary.

Based on the foregoing, we are of the opinion that:

1.  Dominovas Energy Corporation is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.  The Offering Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized, and, upon the sale thereof as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, “Experts and Counsel,” and the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Brunson Chandler & Jones, PLLC

BRUNSON CHANDLER & JONES, PLLC